UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 6, 2011

Level 3 Communications, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-15658	47-0210602
(State or other	(Commission File	(IRS employer
jurisdiction of incorporation)	Number)	Identification No.)

1025 Eldorado Blvd., Broomfield, Colorado (Address of principal executive offices)	80021 (Zip code)

720-888-1000
(Registrant’s telephone number including area code)

Not applicable
(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 6, 2011, Level 3 Communications, Inc. (the “Company”) entered into a Conversion Agreement (the “Conversion Agreement”) with Fairfax Financial Holdings Limited and certain of its subsidiaries and certain other investors, including Robert E. Julian, a member of the Company’s Board of Directors and certain entities affiliated with Mr. Julian (each an “Investor” and together the “Investors”) pursuant to which the Investors agreed to convert (the “Conversion Transaction”) a total of $127,962,000 in aggregate principal amount of the Company’s 15% Convertible Senior Notes due 2013. Upon conversion, the Company will issue an aggregate of 71,090,008 shares of the Company’s common stock, representing the approximately 555.5556 shares per $1,000 note into which the notes are currently convertible. The Company will also pay an aggregate of $28,791,450 in cash, equivalent to $225 per $1,000 note, representing interest that would be due from conversion through maturity date.

Closing is subject to customary conditions.  Closing is expected to occur on July 15, 2011.  The Conversion Agreement contains customary representations, warranties and covenants for a transaction of this type.

The descriptions of the terms of the Conversion Agreement are qualified in their entirety by reference to the copy of the Conversion Agreement filed as Exhibit 10.1 to this Form 8-K, which is incorporated herein by reference as if set forth in full.

Item 9.01. Financial Statements and Exhibits

(a)                  Financial Statements of Business Acquired

None

(b)                 Pro Forma Financial Information

None

(c)                  Shell Company Transactions

None

(d)                 Exhibits

10.1                                                   Conversion Agreement, dated as of July 6, 2011, by and among each of the investors named in Exhibit A attached hereto, and Level 3 Communications, Inc., a Delaware corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Level 3 Communications, Inc.

	By:	/s/ Neil J. Eckstein
Neil J. Eckstein, Senior Vice President

Date: July 12, 2011

Exhibit Index

Exhibit	Description

10.1	Conversion Agreement, dated as of July 6, 2011, by and among each of the investors named in Exhibit A attached hereto, and Level 3 Communications, Inc., a Delaware corporation.